Exhibit 4.8

Arthur J. Gallagher & Co. 2017 Long-Term Incentive Plan

I. Introduction

1.1 Purposes. The purposes of the Arthur J. Gallagher & Co. 2017 Long-Term Incentive Plan (this “Plan”) are (i) to align the interests of the Company’s stockholders and the recipients of Awards under this Plan by increasing the proprietary interest of such recipients in the Company’s growth and success, (ii) to advance the interests of the Company by attracting and retaining directors, officers and other employees, and (iii) to motivate such persons to act in the long-term best interests of the Company and its stockholders. As of the effective date of the Plan, no further awards shall be granted under the Prior Plans, as defined in Section 1.2.

1.2 Certain Definitions.

“Agreement” shall mean the written or electronic agreement evidencing an Award hereunder. An Agreement may be in the form of an agreement to be executed by both the Participant and the Company (or an authorized representative of the Company) or certificates, memoranda, notices or similar instruments as approved by the Committee.

“Automatic Exercise Date” shall mean the last business day of the term of an Option or SAR.

“Award” shall mean an Option, Restricted Stock Award, Restricted Stock Unit Award, or a SAR, which may be awarded or granted under the Plan (collectively, “Awards”).

“Board” shall mean the Board of Directors of the Company.

“Change in Control” shall have the meaning set forth in Section 4.8(b).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Committee” shall mean the Committee designated by the Board, consisting of two or more members of the Board, each of whom shall be (i) a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act, (ii) an “outside director” within the meaning of Section 162(m) of the Code and (iii) “independent” within the meaning of the rules of the New York Stock Exchange or, if the Common Stock is not listed on the New York Stock Exchange, within the meaning of the rules of the principal national stock exchange on which the Common Stock is then traded. Any reference herein to the Committee shall be deemed to include any person to whom any duty of the Committee has been delegated pursuant to Section 1.3.

“Common Stock” shall mean the common stock, par value $1.00 per share, of the Company.

“Company” shall mean Arthur J. Gallagher & Co., a Delaware corporation, or any successor thereto.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Fair Market Value” shall mean the closing transaction price (or, at the discretion of the Committee, the real time price) of a share of Common Stock as reported on the New York Stock Exchange on the date as of which such value is being determined or, if the Common Stock is not listed on the New York Stock Exchange, the closing transaction price of a share of Common Stock on the principal national stock exchange on which the Common Stock is traded on the date as of which such value is being determined or, if there shall be no reported transactions for such date, on the next preceding date for which transactions were reported; provided, however, that if the Common Stock is not listed on a national stock exchange or if Fair Market Value for any date cannot be so determined, Fair Market Value shall be determined by the Committee by whatever means or method as the Committee, in the good faith exercise of its discretion and in accordance with the applicable provisions of Section 409A of the Code, shall at such time deem appropriate. For purposes of Section 2.1(c)(i)(B), Section 2.1(c)(i)(C) and Section 4.5, the Fair Market Value of any shares of Common Stock shall be the market value determined by such methods or procedures as shall be established from time to time by the Committee.

“Free-Standing SAR” shall mean a SAR which is not granted in tandem with, or by reference to, an Option, which entitles the holder thereof to receive, upon exercise, shares of Common Stock (which may be Restricted Stock) or cash with an aggregate value equal to the excess of the Fair Market Value of one share of Common Stock on the date of exercise over the base price of such SAR, multiplied by the number of such SARs which are exercised.

“Full Value Award” shall mean any Award settled in shares of Common Stock other than (i) an Option or (ii) a SAR.

“Incentive Stock Option” shall mean an Option that meets the requirements of Section 422 of the Code, or any successor provision, which is intended by the Committee to constitute an Incentive Stock Option and is specified to be an Incentive Stock Option in the applicable Award Agreement.

“Non-Employee Director” shall mean any director of the Company who is not an officer or employee of the Company or any Subsidiary.

“Nonqualified Stock Option” shall mean an Option which is not an Incentive Stock Option.

“Option” shall mean a right to purchase shares of Common Stock at a specified exercise price, and includes both Incentive Stock Options and Nonqualified Stock Options.

“Participant” shall mean a person who has been granted an Award.

“Performance Measures” shall mean the criteria and objectives, established by the Committee, which shall be satisfied or met (i) as a condition to the grant or exercisability of all or a portion of an Option or SAR or (ii) during the applicable Restriction Period or Performance Period as a condition to the vesting of the holder’s interest, in the case of a Restricted Stock Award, of the shares of Common Stock subject to such Award, or, in the case of a Restricted Stock Unit Award, to the holder’s receipt of the shares of Common Stock subject to such Award or of payment with respect to such Award.

“Performance Period” shall mean any period designated by the Committee during which (i) the Performance Measures (which may be Qualifying Performance Measures) applicable to an Award shall be measured and (ii) the conditions to vesting applicable to an Award shall remain in effect.

“Prior Plans” shall mean the Company’s 2009 Long-Term Incentive Plan, the Company’s 2011 Long-Term Incentive Plan and the Company’s 2014 Long-Term Incentive Plan.

“Qualifying Performance Measures” shall mean, one or more of the following (or a derivation of the following) objective corporate-wide or subsidiary, division, operating unit or individual measures, stated in either absolute terms, per-share or relative terms, such as rates of growth or improvement, compared to a previous year’s results or to a designated comparison group, either based upon United States Generally Accepted Accounting Principles (“GAAP”) or non-GAAP financial results, individually or in combination, measured annually or cumulatively over a period of years: (i) the attainment by a share of Common Stock of a specified Fair Market Value for a specified period of time, (ii) earnings per share, (iii) return to stockholders, (iv) return on assets, (v) return on equity, (vi) revenue (organic or otherwise), (vii) cash flow, (viii) operating expense reduction, (ix) return on investment, (x) return on capital, (xi) operating margin, (xii) net income, (xiii) earnings before interest, taxes, depreciation, amortization and/or change in estimated earnout payables or net earnings (either before or after interest, taxes, depreciation, amortization and/or change in estimated earnout payables), (xiv) operating earnings, (xv) net cash provided by operations, and (xvi) strategic business criteria, consisting of one or more objectives such as (A) geographic business expansion goals, (B) cost targets, (C) customer satisfaction ratings, (D) reductions in errors and omissions, (E) reductions in lost business, (F) management of employment practices and employee benefits, (G) supervision of litigation, (H) satisfactory audit scores, (I) productivity, (J) efficiency, and (K) goals relating to acquisitions or divestitures, or any combination of the foregoing. Qualifying Performance Measures shall be subject to such other special rules and conditions as the Committee may establish at any time within the time prescribed by Section 162(m) of the Code.

The Committee may specify that an Award or a portion of an Award is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code, provided that the performance criteria for such Award or portion of an Award that is intended by the Committee to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code shall be a measure based on one or more Qualifying Performance Measures selected by the Committee and specified at the time the Award is granted. The Committee shall certify the extent to which any Qualifying Performance Measure has been satisfied, and the amount payable as a result thereof, prior to payment, settlement or vesting of any Award that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code.

In the sole discretion of the Committee, but subject to Section 162(m) of the Code, the Committee may provide that one or more objectively determinable adjustments shall be made to one or more of the Qualifying Performance Measures. Such adjustments may include one or more of the following: (i) items related to a change in accounting principles or applicable law; (ii) items relating to financing activities; (iii) expenses for restructuring or productivity initiatives; (iv) other non-operating items; (v) items related to acquisitions; (vi) items attributable to the business operations of any entity acquired by the Company during the Performance Period; (vii) items related to the disposal of a business or segment of a business; (viii) items related to discontinued operations that do not qualify as a segment of a business under GAAP; (ix) items attributable to any stock dividend, stock split, combination or exchange of shares occurring during the Performance Period; (x) any other items of significant income or expense which are determined to be appropriate adjustments if such adjustment is timely approved in connection with the establishment of such Qualifying Performance Measures; (xi) items relating to infrequently occurring corporate transactions, events or developments, (xii) items related to amortization of acquired intangible assets; (xiii) items that are outside the scope of the Company’s core, on-going business activities; (xiv) items relating to any other infrequently occurring events or changes in applicable laws, accounting principles or business conditions; (xv) items relating to foreign currency impacts; or (xvi) items relating to such other events as the Committee shall deem appropriate, if such adjustment is timely approved in connection with the establishment of such Qualifying Performance Measures. For all Awards intended to qualify as “performance-based compensation” under Section 162(m) of the Code, such determinations shall be made within the time prescribed by, and otherwise in compliance with, Section 162(m) of the Code.

“Restricted Stock” shall mean shares of Common Stock which are subject to a Restriction Period and which may, in addition thereto, be subject to the attainment of specified Performance Measures (which may be Qualifying Performance Measures) within a specified Performance Period.

“Restricted Stock Award” shall mean an Award of Restricted Stock under this Plan.

“Restricted Stock Unit” shall mean a right to receive one share of Common Stock or, in lieu thereof, the Fair Market Value of such share of Common Stock in cash, which shall be contingent upon the expiration of a specified Restriction Period and which may, in addition thereto, be contingent upon the attainment of specified Performance Measures (which may be Qualifying Performance Measures) within a specified Performance Period.

“Restricted Stock Unit Award” shall mean an Award of Restricted Stock Units under this Plan.

“Restriction Period” shall mean any period designated by the Committee during which (i) the Common Stock subject to a Restricted Stock Award may not be sold, transferred, assigned, pledged, hypothecated or otherwise encumbered or disposed of, except as provided in this Plan or the Agreement relating to such Award, and (ii) the conditions to vesting applicable to a Restricted Stock Unit Award shall remain in effect. Further, and notwithstanding anything in the Plan to the contrary, Restricted Stock and Restricted Stock Units granted under the Plan may not become exercisable, vest or be settled, in whole or in part, for Board members, prior to the one-year anniversary, and for all other participants, prior to the three-year anniversary, of the date of grant, except that the Committee may provide that Restricted Stock or Restricted Stock Units become exercisable, vest or settle prior to such date in the event of the Participant’s death or disability or in the event of a Change in Control. Notwithstanding the foregoing, up to 5% of the aggregate number of shares of Common Stock authorized for issuance under this Plan (as described in Section 1.5(a)) may be issued pursuant to Awards subject to any, or no, vesting conditions, as the Committee determines appropriate.

“SAR” shall mean a stock appreciation right which may be a Free-Standing SAR or a Tandem SAR.

“Stock Award” shall mean a Restricted Stock Award or a Restricted Stock Unit Award.

“Subsidiary” shall mean any corporation, limited liability company, partnership, joint venture or similar entity in which the Company owns, directly or indirectly, an equity interest possessing more than 50% of the combined voting power of the total outstanding equity interests of such entity.

“Substitute Award” shall mean an Award granted under the Plan upon the assumption of, or in substitution for, outstanding equity awards previously granted by a company or other entity in connection with a corporate transaction, such as a merger, combination, consolidation or acquisition of property or stock; provided, however, that in no event shall the term “Substitute Award” be construed to refer to an award made in connection with the cancellation and repricing of an Option or SAR.

“Tandem SAR” shall mean a SAR which is granted in tandem with, or by reference to, an Option (including a Nonqualified Stock Option granted prior to the date of grant of the SAR), which entitles the holder thereof to receive, upon exercise of such SAR and surrender for cancellation of all or a portion of such Option, shares of Common Stock (which may be Restricted Stock) or cash with an aggregate value equal to the excess of the Fair Market Value of one share of Common Stock on the date of exercise over the base price of such SAR, multiplied by the number of shares of Common Stock subject to such Option, or portion thereof, which is surrendered.

“Ten Percent Holder” shall have the meaning set forth in Section 2.1(a).

1.3 Administration. This Plan shall be administered by the Committee. Any one or a combination of the following Awards may be made under this Plan to eligible persons: (i) Options to purchase shares of Common Stock in the form of Incentive Stock Options or Nonqualified Stock Options, (ii) SARs in the form of Tandem SARs or Free-Standing SARs, and (iii) Stock Awards in the form of Restricted Stock Awards or Restricted Stock Unit Awards. The Committee shall, subject to the terms of this Plan, select eligible persons for participation in this Plan and determine the form, amount and timing of each Award to such persons and, if applicable, the number of shares of Common Stock, the number of SARs, the number of Restricted Stock Units subject to such an Award, the exercise price or base price associated with the Award, the time and conditions of exercise or settlement of the Award and all other terms and conditions of the Award, including, without limitation, the form of the Agreement evidencing the Award. Subject to the minimum vesting criteria set forth in the definition of “Restriction Period” and in Sections 2.1(b) and 2.2(b), the Committee may, in its sole discretion and for any reason at any time, subject to the requirements of Section 162(m) of the Code and regulations thereunder in the case of an Award intended to be qualified performance-based compensation, take action such that (i) any or all outstanding Options and SARs shall become exercisable in part or in full, (ii) all or a portion of the Restriction Period applicable to any outstanding Restricted Stock or Restricted Stock Units shall lapse, (iii) all or a portion of the Performance Period applicable to any outstanding Restricted Stock, Restricted Stock Units, Options shall lapse and (iv) the Performance Measures (which may be Qualifying Performance Measures) (if any) applicable to any outstanding Award shall be deemed to be satisfied at the maximum or any other level. The Committee shall have the authority, subject to the terms of this Plan: (x) to interpret this Plan and the application thereof, establish rules and regulations it deems necessary or desirable for the administration of this Plan and to make exceptions to the Plan or any such rules and regulations if the Committee determines, in good faith, that it is necessary to do so in light of extraordinary circumstances and for the benefit of the Company and so as to avoid unanticipated consequences or to address unanticipated events (including any temporary closure of an applicable stock exchange, disruption of communications or natural catastrophe); (y) to impose, incidental to the grant of an Award, conditions with respect to the Award, such as limiting competitive employment or other activities or applying the Company’s compensation recovery policy, as amended from time to time; and (z) subject to Section 4.2, to amend any outstanding Awards; provided, however, that if any such amendment materially impairs a Participant’s rights with respect to such Award, such amendment shall also be subject to the Participant’s consent. All such interpretations, rules, regulations and conditions shall be conclusive and binding on all parties.

Subject to applicable law and applicable rules and regulations of the New York Stock Exchange, the Committee may delegate some or all of its power and authority hereunder to the Board or to the President and Chief Executive Officer or other executive officer of the Company as the Committee deems appropriate; provided, however, that (i) the Committee may not delegate its power and authority to the Board or the President and Chief Executive Officer or other executive officer of the Company with regard to the grant of an Award to any person who is a “covered employee” within the meaning of Section 162(m) of the Code or who, in the Committee’s judgment, is likely to be a covered employee at any time during the period an Award hereunder to such employee would be outstanding and (ii) the Committee may not delegate its power and authority to the President and Chief Executive Officer or other executive officer of the Company with regard to the selection for participation in this Plan of an officer, Non-Employee Director or other person subject to Section 16 of the Exchange Act or decisions concerning the timing, pricing or amount of an Award to such an officer, Non-Employee Director or other person. In addition, the Committee may delegate any or all aspects of day to day administration of the Plan to one or more officers or employees of the Company or any Subsidiary, and/or to any one or more agents.

No member of the Board or Committee, and neither the President and Chief Executive Officer nor any other executive officer to whom the Committee delegates any of its power and authority hereunder, shall be liable for any act, omission, interpretation, construction or determination made in connection with this Plan in good faith, and the members of the Board and the Committee and the President and Chief Executive Officer or other executive officer shall be entitled to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including attorneys’ fees) arising therefrom to the full extent permitted by law (except as otherwise may be provided in the

Company’s Certificate of Incorporation and/or By-laws) and under any directors’ and officers’ liability insurance that may be in effect from time to time. Each member of the Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or any Subsidiary, the Company’s independent certified public accountants, or any executive compensation consultant or other professional retained by the Company or the Committee to assist in the administration of the Plan.

1.4 Eligibility. Participants in this Plan shall consist of such officers, other employees and Non-Employee Directors of the Company and its Subsidiaries as the Committee in its sole discretion may select from time to time. The Committee’s selection of a person to participate in this Plan at any time shall not require the Committee to select such person to participate in this Plan at any other time. For purposes of this Plan, references to employment by the Company shall also mean employment by a Subsidiary.

1.5 Shares Available.

(a) Share Reserve and Full Value Award Limit. Subject to adjustment as provided in Section 4.7 and to all other limits set forth in this Section 1.5, the maximum aggregate number of shares of Common Stock that shall be available for issuance under this Plan is equal to the sum of: (i) 16,000,000; plus (ii) the number of shares of Common Stock subject to any awards granted under the Prior Plans that are outstanding as of the effective date of this Plan that are subsequently settled for cash, forfeited, expired, or for any reason are cancelled or terminated, without resulting in the issuance of shares of Common Stock.

Of the total number of shares of Common Stock authorized for grant under the Plan, no more than 4,000,000 Shares may be used for Full Value Awards. Subject to adjustment as provided in Section 4.7 only to the extent that such calculation or adjustment will not affect the status of any Option intended to qualify as an Incentive Stock Option under Section 422 of the Code, the number of shares of Common Stock authorized for grant as Incentive Stock Options shall be no more than the total number of shares of Common Stock authorized for grant under the Plan under Section 1.5(a)(i).

(b) Counting Shares Against the Share Reserve. Any shares of Common Stock that are issued pursuant to Awards shall be counted against the share reserve limit in Section 1.5 as one (1) share of Common Stock for every one (1) share of Common Stock granted.

(c) Substitute Awards. Substitute Awards shall not reduce the shares of Common Stock authorized for grant under the Plan; nor shall shares of Common Stock subject to Substitute Awards be added to the shares available for Awards under the Plan as provided in Section 1.5(d) below. Additionally, to the extent permitted by NYSE Listed Company Manual Section 303A.08 or other applicable stock exchange rules, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio of formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the shares of Common Stock authorized for grant under the Plan (and shares of Common Stock subject to such Awards shall not be added to the shares available for Awards under the Plan as provided in Section 1.5(d) below); provided, that Awards using such available shares shall not be made after the date awards could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employed by or providing services to the Company or its Subsidiaries immediately prior to such acquisition or combination.

(d) Shares Available for Subsequent Issuance. If any shares of Common Stock subject to an Award are forfeited, canceled, terminated or expire, or an Award is settled for cash (in whole or in part), the shares of Common Stock subject to such Award shall, to the extent of such forfeiture, cancelation, termination, expiration or cash settlement, again be available for Awards under the Plan (and shall not be counted against the limit set forth in the second paragraph of Section 1.5(a)).

(e) Shares Not Available for Subsequent Issuance. Notwithstanding anything in this Section 1.5 to the contrary, shares of Common Stock subject to an Award under this Plan (or the Prior Plans) may not be made available for issuance under this Plan if such shares are: (i) shares that were subject to a stock-settled SAR (or stock appreciation right granted under the Prior Plans) and were not issued upon the net settlement or net exercise of such SAR (or stock appreciation right granted under the Prior Plans); (ii) shares delivered to or withheld by the Company to pay the exercise price of an Option (or option granted under the Prior Plans); (iii) shares delivered to or withheld by the Company to pay withholding taxes related to an Award (or award granted under the Prior Plans); or (iv) shares repurchased on the open market with the proceeds of an Option (or option granted under the Prior Plans) exercise.

(f) Source of Shares. Shares of Common Stock to be delivered under this Plan shall be made available from authorized and unissued shares of Common Stock, or authorized and issued shares of Common Stock reacquired and held as treasury shares or otherwise or a combination thereof.

(g) Award Limitations. Subject to adjustment pursuant to Section 4.7 only to the extent that such adjustment will not affect the status of any Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code: (i) the maximum number of shares of Common Stock with respect to which Options or SARs or a combination thereof that may be granted during any calendar year to any person under this Plan shall be 200,000; (ii) the maximum number of shares of Common Stock with respect to which Awards other than Options or SARs that are intended to qualify as “performance-based compensation” under Section 162(m) of the Code and are denominated in shares of Common Stock that may be earned pursuant to such Awards granted during any calendar year to any person under this Plan shall be 200,000; and (iii) the maximum amount that may be payable with respect to all Awards that are intended to qualify as “performance-based compensation” under Section 162(m) of the Code and are denominated in cash granted during any calendar year to any person under this Plan shall be $5,000,000.

(h) Non-Employee Director Awards. The aggregate dollar value of equity-based (based on the grant date fair value of equity-based Awards) and cash compensation granted under this Plan or otherwise during any calendar year to any one Non-Employee Director shall not exceed $500,000; provided, however, that in the calendar year in which a Non-Employee Director first joins the Board of Directors or is first designated as Chairman of the Board of Directors or Lead Director, the maximum aggregate dollar value of equity-based and cash compensation granted to the Participant may be up to two hundred percent (200%) of the foregoing limit and the foregoing limit shall not count any Tandem SARs.

II. Stock Options and Stock Appreciation Rights

2.1 Stock Options. The Committee may, in its discretion, grant Options to purchase shares of Common Stock to such eligible persons as may be selected by the Committee. Each Option, or portion thereof, that is not an Incentive Stock Option shall be a Nonqualified Stock Option. To the extent that the aggregate Fair Market Value (determined as of the date of grant) of shares of Common Stock with respect to which Options designated as Incentive Stock Options are exercisable for the first time by a participant during any calendar year (under this Plan or any other plan of the Company, or any parent or Subsidiary) exceeds the amount (currently $100,000) established by the Code, such Options shall constitute Nonqualified Stock Options.

Options may be granted in addition to, or in lieu of, any other compensation payable to officers, other employees and Non-Employee Directors, and in all cases shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem advisable:

(a) Number of Shares and Purchase Price. The number of shares of Common Stock subject to an Option and the purchase price per share of Common Stock purchasable upon exercise of the Option shall be determined by the Committee; provided, however, that the purchase price per share of Common Stock purchasable upon exercise of a Nonqualified Stock Option or an Incentive Stock Option shall not be less than 100% of the Fair Market Value of a share of Common Stock on the date of grant of such Option; provided further, that if an Incentive Stock Option shall be granted to any person who, at the time such Option is granted, owns capital stock possessing more than 10 percent of the total combined voting power of all classes of capital stock of the Company (or of any parent or Subsidiary) (a “Ten Percent Holder”), the purchase price per share of Common Stock shall not be less than the price (currently 110% of Fair Market Value) required by the Code in order to constitute an Incentive Stock Option. Notwithstanding the foregoing, the purchase price per share of Common Stock purchasable upon exercise of an Option granted pursuant to a Substitute Award may be less than 100% of the Fair Market Value of a share of Common Stock on the date of grant, provided, that such purchase price complies with the requirements of Sections 409A and 422 of the Code, as applicable.

(b) Option Period and Exercisability. The period during which an Option may be exercised shall be determined by the Committee; provided, however, that no Incentive Stock Option or Nonqualified Stock Option shall be exercised later than 7 years after its date of grant; provided further, that if an Incentive Stock Option shall be granted to a Ten Percent Holder, such Option shall not be exercised later than five years after its date of grant. The Committee may, in its discretion, determine that an Option is to be granted subject to performance criteria and may establish an applicable Performance Period and Performance Measures which shall be satisfied or met as a condition to the grant of such Option or to the exercisability of all or a portion of such Option. The Committee shall determine whether an Option shall become exercisable in cumulative or non-cumulative installments and in part or in full at any time. Each Option granted under the Plan shall become vested and exercisable, in whole or in part, at such time or times during its term as set forth in the Agreement. Further, and notwithstanding anything in the Plan to the contrary, Options granted under the Plan may not become exercisable, vest or be settled, in whole or in part, prior to the one-year anniversary of the date of grant, except that the Committee may provide that Options become exercisable, vest or settle prior to such date in the event of the Participant’s death or disability or in the event of a Change in Control. Notwithstanding the foregoing, up to 5% of the aggregate number of shares of Common Stock authorized for issuance under this Plan (as described in Section 1.5(a)) may be issued pursuant to Awards subject to any, or no, vesting conditions, as the Committee determines appropriate. An exercisable Option, or portion thereof, may be exercised only with respect to whole shares of Common Stock.

(c) Method of Exercise. An Option may be exercised, to the extent then exercisable, (i) by delivering a written or electronic notice to the Company’s stock plan administrator in a form satisfactory to the Committee specifying the number of whole shares of Common Stock to be purchased and accompanying such notice with payment therefor in full (or arrangement made for such payment to the Company’s satisfaction) either (A) in cash or check, (B) by delivery (either actual delivery or by attestation procedures established by the Company) of shares of Common Stock having a Fair Market Value equal to the aggregate purchase price payable by reason of such exercise, (C) authorizing the Company or stock plan administrator to withhold whole shares of Common Stock which would otherwise be delivered having an aggregate Fair Market Value equal to the amount necessary to satisfy such obligation, (D) except as may be prohibited by applicable law, in cash by a broker-dealer acceptable to the Company to whom the optionee has submitted an irrevocable notice of exercise or (E) a combination of (A), (B) and (C), in each case to the extent set forth in the Agreement relating to the Option, (ii) if applicable, by surrendering to the Company any Tandem SARs which are cancelled by reason of the exercise of the Option and (iii) by executing such documents as the Company may reasonably request. Any fraction of a share of Common Stock which would be required to pay such purchase price shall be disregarded and the remaining amount due shall be paid in cash by the optionee. No shares of Common Stock shall be issued and no certificate representing Common Stock shall be delivered until the full purchase price therefor and any withholding taxes thereon, as described in Section 4.5, have been paid (or arrangement made for such payment to the Company’s satisfaction).

(d) Automatic Exercise of In-the-Money Options. The Committee, in its sole discretion, may provide in an Award Agreement or otherwise that any Option outstanding on the Automatic Exercise Date with an exercise price per share of Common Stock that is less than the Fair Market Value per share of Common Stock as of such date shall automatically and without further action by any Participant (or, in the event of Participant’s death, Participant’s personal representative or estate) or the Company be exercised on the Automatic Exercise Date if the Committee, in its sole discretion, determines that such exercise would provide economic benefit to the Participant after payment of the exercise price, applicable taxes and any expenses to effect the exercise. In the sole discretion of the Committee, payment of the exercise price of any Option may be made pursuant to Section 2.1(c)(i)(C) or (D), and the Company may deduct or withhold an amount sufficient to satisfy all taxes associated with such exercise in accordance with Section 4.5(ii)(C) or (D). Unless otherwise determined by the Committee, this Section 2.1(d) shall not apply to an Option if the Participant of such Option incurs a termination of employment or service on or before the Automatic Exercise Date.

(e) No Stockholder Rights. Participants shall have no voting rights and will have no rights to receive dividends or dividend equivalents in respect of an Option or any shares of Common Stock subject to an Option until the Participant has become the holder of record of such shares of Common Stock.

2.2 Stock Appreciation Rights. The Committee may, in its discretion, grant SARs to such eligible persons as may be selected by the Committee. The Agreement relating to a SAR shall specify whether the SAR is a Tandem SAR or a Free-Standing SAR.

SARs shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem advisable:

(a) Number of SARs and Base Price. The number of SARs subject to an Award shall be determined by the Committee. Any Tandem SAR related to an Incentive Stock Option shall be granted at the same time that such Incentive Stock Option is granted. The base price of a Tandem SAR shall be the purchase price per share of Common Stock of the related Option. The base price of a Free-Standing SAR shall be determined by the Committee; provided, however, that such base price shall not be less than 100% of the Fair Market Value of a share of Common Stock on the date of grant of such SAR. Notwithstanding the foregoing, the base price of a SAR granted pursuant to a Substitute Award may be less than 100% of the Fair Market Value of a share of Common Stock on the date of grant, provided, that such base price complies with the requirements of Section 409A of the Code.

(b) Exercise Period and Exercisability. The period for the exercise of a SAR shall be determined by the Committee; provided, however, that no Tandem SAR shall be exercised later than the expiration, cancellation, forfeiture or other termination of the related Option and no Free-Standing SAR shall be exercised later than 7 years after its date of grant. The Committee may, in its discretion, establish Performance Measures which shall be satisfied or met as a condition to the grant of a SAR or to the exercisability of all or a portion of a SAR. The Committee shall determine whether a SAR may be exercised in cumulative or non-cumulative installments and in part or in full at any time. Each SAR granted under the Plan shall become vested and exercisable, in whole or in part, at such time or times during its term as set forth in the Agreement. Further, and notwithstanding anything in the Plan to the contrary, SARs granted under the Plan may not become exercisable, vest or be settled, in whole or in part, prior to the one-year anniversary of the date of grant, except that the Committee may provide that SARs become exercisable, vest or settle prior to such date in the event of the Participant’s death or disability or in the event of a Change in Control. Notwithstanding the foregoing, up to 5% of the aggregate number of shares of Common Stock authorized for issuance under this Plan (as described in Section 1.5(a)) may be issued pursuant to Awards subject to any, or no, vesting conditions, as the Committee determines appropriate. An exercisable SAR, or portion thereof, may be exercised, in the case of a Tandem SAR, only with respect to whole shares of Common Stock and, in the case of a Free-Standing SAR, only with respect to a whole number of SARs. If a SAR is exercised for shares of Restricted Stock, a certificate or certificates representing such Restricted Stock shall be issued in accordance with Section 3.2(c), or such shares shall be transferred to the holder in book entry form with restrictions on the Shares duly noted, and the holder of such Restricted Stock shall have such rights of a stockholder of the Company as determined pursuant to Section 3.2(d).

(c) Method of Exercise. A Tandem SAR may be exercised, to the extent then exercisable, (i) by delivering a written or electronic notice to the Company’s stock plan administrator in a form satisfactory to the Committee specifying the number of whole SARs which are being exercised, (ii) by surrendering to the Company any Options which are cancelled by reason of the exercise of the Tandem SAR and (iii) by executing such documents as the Company may reasonably request. A Free-Standing SAR may be exercised, to the extent then exercisable, (A) by delivering a written or electronic notice to the Company’s stock plan administrator in a form satisfactory to the Committee specifying the whole number of SARs which are being exercised and (B) by executing such documents as the Company may reasonably request.

(d) Automatic Exercise of In-the-Money SARs. The Committee, in its sole discretion, may provide in an Award Agreement or otherwise that any SAR outstanding on the Automatic Exercise Date with a base price per share of Common Stock that is less than the Fair Market Value per share of Common Stock as of such date shall automatically and without further action by any Participant (or, in the event of Participant’s death, Participant’s personal representative or estate) or the Company be exercised on the Automatic Exercise Date if the Committee, in its sole discretion, determines that such exercise would provide economic benefit to the Participant after payment of the applicable taxes and any expenses to effect the exercise. In the sole discretion of the Committee, the Company may deduct or withhold an amount sufficient to satisfy all taxes associated with such exercise in accordance with Section 4.5(ii)(C) or (D). Unless otherwise determined by the Committee, this Section 2.2(d) shall not apply to a SAR if the Participant of such SAR incurs a termination of employment or service on or before the Automatic Exercise Date.

(e) No Stockholder Rights. Participants shall have no voting rights and will have no rights to receive dividends or dividend equivalents in respect of a SAR or any shares of Common Stock subject to a SAR until the Participant has become the holder of record of such shares of Common Stock.

2.3 Termination of Employment or Service. All of the terms relating to the exercise, cancellation or other disposition of an Option or SAR upon a termination of employment or service with the Company of the holder of such Option or SAR, as the case may be, whether by reason of disability, retirement, death or any other reason, shall be determined by the Committee, subject to the terms of the Plan.

2.4 Limitations.

(a) No Repricing. Notwithstanding anything in this Plan to the contrary and subject to Section 4.7, without the prior approval of the stockholders of the Company, the Committee will not amend or replace any previously granted Option or SAR in a transaction that constitutes a “repricing,” including, but not limited to: (i) the reduction, directly or indirectly, in the per-share price of an out-standing Option or SAR by amendment, cancellation or substitution; (ii) any action that is treated as a repricing under generally accepted accounting principles; (iii) at any time when the per-share price of an outstanding Option or SAR is above the Fair Market Value of a share of Common Stock, canceling (or accepting the surrender of) an Option or SAR in exchange for another Option, SAR or other equity security or cash (unless the cancellation and exchange occurs in connection with a merger, acquisition, or similar transaction); and (iv) any other action that is treated as a repricing by the rules or regulations of the New York Stock Exchange.

III. Stock Awards

3.1 Stock Awards. The Committee may, in its discretion, grant Stock Awards to such eligible persons as may be selected by the Committee. The Agreement relating to a Stock Award shall specify whether the Stock Award is a Restricted Stock Award or a Restricted Stock Unit Award.

3.2 Terms of Restricted Stock Awards. Restricted Stock Awards shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem advisable.

(a) Number of Shares and Other Terms. The number of shares of Common Stock subject to a Restricted Stock Award and the Restriction Period, Performance Period (if any) and Performance Measures (which may be Qualifying Performance Measures) (if any) applicable to a Restricted Stock Award shall be determined by the Committee.

(b) Vesting and Forfeiture. The Agreement relating to a Restricted Stock Award shall provide, in the manner determined by the Committee, in its discretion, and subject to the provisions of this Plan, for the vesting of the shares of Common Stock subject to such Award (i) if the holder of such Award remains continuously in the employment or service of the Company during the specified Restriction Period and (ii) if specified Performance Measures (which may be Qualifying Performance Measures) (if any) are satisfied or met during a specified Performance Period, and for the forfeiture of the shares of Common Stock subject to such Award (x) if the holder of such Award does not remain continuously in the employment or service of the Company during the specified Restriction Period or (y) if specified Performance Measures (which may be Qualifying Performance Measures) (if any) are not satisfied or met during a specified Performance Period.

(c) Stock Issuance. During the Restriction Period, the shares of Restricted Stock shall be held by a custodian in book entry form with restrictions on such shares duly noted or, alternatively, a certificate or certificates representing a Restricted Stock Award shall be registered in the holder’s name and may bear a legend, in addition to any legend which may be required pursuant to Section 4.6, indicating that the ownership of the shares of Common Stock represented by such certificate is subject to the restrictions, terms and conditions of this Plan and the Agreement relating to the Restricted Stock Award. All such certificates shall be deposited with the Company, together with stock powers or other instruments of assignment (including a power of attorney), each endorsed in blank with a guarantee of signature if deemed necessary or appropriate, which would permit transfer to the Company of all or a portion of the shares of Common Stock subject to the Restricted Stock Award in the event such Award is forfeited in whole or in part. Upon termination of any applicable Restriction Period (and the satisfaction or attainment of applicable Performance Measures (which may be Qualifying Performance Measures)), subject to the Company’s right to require payment of any taxes in accordance with Section 4.5, the restrictions shall be removed from the requisite number of any shares of Common Stock that are held in book entry form, and all certificates evidencing ownership of the requisite number of shares of Common Stock shall be delivered to the holder of such Award.

(d) Rights with Respect to Restricted Stock Awards. Unless otherwise set forth in the Agreement relating to a Restricted Stock Award, and subject to the terms and conditions of a Restricted Stock Award, the holder of such Award shall have all rights as a stockholder of the Company, including, but not limited to, voting rights, the right to receive dividends and the right to participate in any capital adjustment applicable to all holders of Common Stock. Notwithstanding the foregoing, dividends credited/payable in connection with a Restricted Stock Award that is not yet vested shall be subject to the same restrictions and risk of forfeiture as the underlying Restricted Stock Award and shall not be paid until the underlying Restricted Stock Award vests.

3.3 Terms of Restricted Stock Unit Awards. Restricted Stock Unit Awards shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem advisable.

(a) Number of Shares and Other Terms. The number of shares of Common Stock subject to a Restricted Stock Unit Award and the Restriction Period, Performance Period (if any) and Performance Measures (which may be Qualifying Performance Measures) (if any) applicable to a Restricted Stock Unit Award shall be determined by the Committee.

(b) Vesting and Forfeiture. The Agreement relating to a Restricted Stock Unit Award shall provide, in the manner determined by the Committee, in its discretion, and subject to the provisions of this Plan, for the vesting of such Restricted Stock Unit Award (i) if the holder of such Award remains continuously in the employment or service of the Company during the specified Restriction Period and (ii) if specified Performance Measures (which may be Qualifying Performance Measures) (if any) are satisfied or met during a specified Performance Period, and for the forfeiture of the shares of Common Stock subject to such Award (x) if the holder of such Award does not remain continuously in the employment or service of the Company during the specified Restriction Period or (y) if specified Performance Measures (which may be Qualifying Performance Measures) (if any) are not satisfied or met during a specified Performance Period.

(c) Settlement of Vested Restricted Stock Unit Awards. The Agreement relating to a Restricted Stock Unit Award shall specify (i) whether such Award may be settled in shares of Common Stock or cash or a combination thereof and (ii) whether the holder thereof shall be entitled to receive dividend equivalents with respect to the number of shares of Common Stock subject to such Award. Prior to the settlement of a Restricted Stock Unit Award, the holder of such Award shall have no rights as a stockholder of the Company with respect to the shares of Common Stock subject to such Award. Notwithstanding the foregoing, any dividend equivalents credited/payable in connection with a Restricted Stock Unit Award that is not yet vested shall be subject to the same restrictions and risk of forfeiture as the underlying Restricted Stock Unit Award and shall not be paid until the underlying Restricted Stock Unit Award vests.

3.4 Termination of Employment or Service. All of the terms relating to the satisfaction of Performance Measures (which may be Qualifying Performance Measures) and the termination of the Restriction Period or Performance Period relating to a Stock Award, or any forfeiture and cancellation of such Award upon a termination of employment or service with the Company of the holder of such Award, whether by reason of disability, retirement, death or any other reason, shall be determined by the Committee.

IV. General

4.1 Effective Date and Term of Plan. This Plan shall be submitted to the stockholders of the Company for approval at the Company’s 2017 annual meeting of stockholders and, if approved by the stockholders of the Company shall become effective as of the date of such approval. This Plan shall terminate as of the annual meeting of the Company’s stockholders that occurs during the year of the tenth anniversary of its effective date, unless terminated earlier by the Board, and Awards hereunder may be made at any time prior to the termination of this Plan; provided, however, that Incentive Stock Options may not be granted under the Plan after the tenth anniversary of the date of the Board’s original approval of this Plan (March 16, 2017). Termination of this Plan shall not affect the terms or conditions of any Award granted prior to termination. Upon the effective date of this Plan, no further Awards shall be granted under the Prior Plans.

4.2 Amendment or Termination. The Board may amend or terminate this Plan as it shall deem advisable, subject to any requirement of stockholder approval required by applicable law, rule or regulation, including Section 162(m) of the Code and any rule of the New York Stock Exchange, or, if the Common Stock is not listed on the New York Stock Exchange, any rule of the principal national stock exchange on which the Common Stock is then traded; provided, however, that no amendment or termination may impair in any material way the rights of a holder of an outstanding Award without the consent of such holder; provided that no such consent shall be required if the Committee determines in its sole discretion and prior to the date of any Change in Control that such amendment either is required or advisable in order for the Company, the Plan or the Award to satisfy any law or regulation or to meet the requirements of or avoid adverse financial accounting consequences under any accounting standard, or is not reasonably likely to significantly diminish the benefits provided under such Award, or that any such diminishment has been adequately compensated.

4.3 Agreement. Each Award under this Plan shall be evidenced by a written or electronic Agreement setting forth the terms and conditions applicable to such Award. An Agreement may be in the form of an agreement to be executed by both the Participant and the Company (or an authorized representative of the Company) or certificates, memoranda, notices or similar instruments as approved by the Committee. The Committee may provide that an Award shall not be valid until an Agreement is executed by the Company and the recipient of such Award (for clarity, electronic acceptance of an agreement in accordance with the procedures of the Company’s stock plan administrator shall be deemed to be execution) and, upon execution by each party and delivery of the Agreement to the Company within the time period specified by the Company, such Award shall be effective as of the effective date set forth in the Agreement.

4.4 Non-Transferability. Each Award may not be sold, transferred for value, pledged, assigned, or otherwise alienated or hypothecated by a Participant other than by will or the laws of descent and distribution, and each Option or SAR shall be exercisable only by the Participant during his or her lifetime. Notwithstanding the foregoing, outstanding Options may be exercised following the Participant’s death by the Participant’s beneficiaries or as permitted by the Committee. Further, and notwithstanding the foregoing, to the extent permitted by the Committee, the person to whom an Award is initially granted (the “Grantee”) may transfer an Award to any “family member” of the Grantee (as such term is defined in Section A.1(a)(5) of the General Instructions to Form S-8 under the Securities Act of 1933, as amended (“Form S-8”)), to trusts solely for the benefit of such family members and to partnerships in which such family members and/or trusts are the only partners; provided that, (i) as a condition thereof, the transferor and the transferee must execute a written agreement containing such terms as specified by the Administrator, and (ii) the transfer is pursuant to a gift or a domestic relations order to the extent permitted under the General Instructions to Form S-8. Except to the extent specified otherwise in the agreement the Administrator provides for the Grantee and transferee to execute, all vesting, exercisability and forfeiture provisions that are conditioned on the Grantee’s continued employment or service shall continue to be determined with reference to the Grantee’s employment or service (and not to the status of the transferee) after any transfer of an Award pursuant to this Section 4.4, and the responsibility to pay any taxes in connection with an Award shall remain with the Grantee notwithstanding any transfer other than by will or intestate succession.

4.5 Tax Withholding. The Company shall have the right to require, prior to the issuance or delivery of any shares of Common Stock or the payment of any cash pursuant to an Award made hereunder, payment by the holder of such Award of any federal, state, local or other taxes which may be required to be withheld or paid in connection with such Award. An Agreement may provide that (i) the Company shall withhold or direct the withholding of whole shares of Common Stock which would otherwise be delivered to a holder, having an aggregate Fair Market Value equal to the amount necessary to satisfy any such obligation, or withhold or direct the withholding of an amount of cash which would otherwise be payable to a holder, in the amount necessary to satisfy any such obligation or (ii) the holder may satisfy any such obligation by any of the following means: (A) a cash payment to the Company, (B) delivery (either actual delivery or by attestation procedures established by the Company) to the Company of previously owned whole shares of Common Stock having an aggregate Fair Market Value equal to the amount necessary to satisfy any such obligation, (C) authorizing the Company or its stock plan administrator to withhold whole shares of Common Stock which would otherwise be delivered having an aggregate Fair Market Value or withhold an amount of cash which would otherwise be payable to a holder, equal to the amount necessary to satisfy any such obligation, (D) in the case of the exercise of an Option and except as may be prohibited by applicable law, a cash payment by a broker-dealer acceptable to the Company to whom the optionee has submitted an irrevocable notice of exercise or (E) any combination of (A), (B) and (C), in each case to the extent set forth in the Agreement relating to the Award.

4.6 Restrictions on Shares. Each Award made hereunder shall be subject to the requirement that if at any time the Company determines that the listing, registration or qualification of the shares of Common Stock subject to such Award upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the delivery of shares thereunder, such shares shall not be delivered unless such listing, registration, qualification, consent, approval or other action shall have been effected or obtained, free of any conditions not acceptable to the Company. The Company may require that certificates evidencing shares of Common Stock delivered pursuant to any Award made hereunder bear a legend indicating that the sale, transfer or other disposition thereof by the holder is prohibited except in compliance with the Securities Act of 1933, as amended, and the rules and regulations thereunder.

4.7 Adjustment. In the event of any stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event, or any distribution to holders of Common Stock other than a regular cash dividend, the number and class of securities available under this Plan, the number and class of securities subject to each outstanding Option and the purchase price per security, the terms of each outstanding SAR, the terms of each outstanding Restricted Stock Award and Restricted Stock Unit Award, including the number and class of securities subject thereto, the maximum number of securities with respect to which Options or SARs may be granted during any fiscal year of the Company to any one grantee, and the maximum number of shares of Common Stock that may be awarded during any fiscal year of the Company to any one grantee pursuant to a Stock Award that is subject to Performance Measures (including Qualifying Performance Measures) granted during any fiscal year of the Company to any one grantee shall be equitably adjusted by the Committee. The decision of the Committee regarding any such adjustment shall be final, binding and conclusive. Adjustments need not be uniform between different Awards or different types of Awards. If any such adjustment would result in a fractional security being (a) available under this Plan, such fractional security shall be disregarded, or (b) subject to an Award under this Plan, the Company shall pay the holder of such Award, in connection with the first vesting, exercise or settlement of such Award, in whole or in part, occurring after such adjustment, an amount in cash determined by multiplying (i) the fraction of such security (rounded to the nearest hundredth) by (ii) the excess, if any, of (A) the Fair Market Value on the vesting, exercise or settlement date over (B) the exercise or base price, if any, of such Award.

4.8 Change in Control.

(a) The Committee may through the terms of the Award or otherwise provide that any or all of the following shall occur, either immediately upon the Change in Control, or upon termination or constructive termination of the Participant’s employment or service within six (6) months prior to or twenty-four (24) months following a Change in Control: (a) all outstanding Options and SARs shall immediately become exercisable in full, (b) the Restriction Period applicable to any outstanding Restricted Stock Award or Restricted Stock Unit Award shall lapse, (c) the Performance Period applicable to any outstanding Award shall lapse, and/or (d) the Performance Measures (including Qualifying Performance Measures) applicable to any outstanding Award shall be deemed to be satisfied at their target levels or, if greater, on a pro rata basis based on actual achievement as of the date of the Change in Control; provided, however, that notwithstanding anything herein to the contrary, in no event shall any accelerated vesting of an award in connection with a Change in Control be effective unless the Change in Control is consummated. The Board (as constituted prior to such Change in Control) may, in its discretion: (1) require that shares of stock of the corporation resulting from such Change in Control, or a parent corporation thereof, be substituted for some or all of the shares of Common Stock subject to an outstanding Award, with an appropriate and equitable adjustment to such Award as shall be determined by the Board in accordance with Section 4.7; and/or (2) require outstanding Awards, in whole or in part, to be surrendered to the Company by the holder, and to be immediately cancelled by the Company, and to provide for the holder to receive (A) a cash payment in an amount equal to (i) in the case of an Option or a SAR, the number of shares of Common Stock then subject to the portion of such Option or SAR surrendered multiplied by the excess, if any, of the highest per share price offered to holders of Common Stock in any transaction whereby the Change in Control takes place, over the purchase price or base price per share of Common Stock subject to such Option or SAR, and (ii) in the case of a Stock Award, the number of shares of Common Stock then subject to the portion of such award surrendered multiplied by the highest per share price offered to holders of Common Stock in any transaction whereby the Change in Control takes place; (B) shares of capital stock of the corporation resulting from such Change in Control, or a parent corporation thereof, having a fair market value not less than the amount determined under clause (A) above; or (C) a combination of the payment of cash pursuant to clause (A) above and the issuance of shares pursuant to clause (B) above. The Board need not take the same action or actions with respect to all Awards or portions of Awards with respect to all participants. If, in connection with a Change in Control, no provision is made for the exercise, payment or lapse of conditions or restrictions on an Award, or other procedure whereby a Participant may realize the full benefit of the Award, the Committee may, through the terms of the Award or otherwise, provide for a conditional exercise, payment or lapse of conditions or restrictions on an Award, which shall only be effective if such Change in Control is consummated.

(b) For purposes of this Plan, a “Change in Control” shall occur (a) upon the consummation of any transaction pursuant to which any person or group, as defined in Sections 13(d) and 14(d)(2) of the Exchange Act, as amended, is or becomes the beneficial owner, directly or indirectly of securities of the Company representing 50 percent or more of the combined voting power of the Company’s outstanding securities then entitled to vote for the election of directors; or (b) if during any period of two consecutive years, individuals who at the beginning of such period constitute the Board and any new directors whose election by the Board or nomination for election by the Company’s stockholders was approved by at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election was previously so approved cease for any reason to constitute at least a majority thereof.

If and to the extent that any Award is determined by the Company to constitute “non-qualified deferred compensation” subject to Section 409A of the Code and such Award is payable to a participant upon a Change in Control, then no payment shall be made pursuant to such Award unless such Change in Control constitutes a “change in the ownership of the corporation,” “a change in effective control of the corporation,” or “a change in the ownership of a substantial portion of the assets of the corporation” within the meaning of Section 409A of the Code; provided that if such Change in Control does not constitute a “change in the ownership of the corporation,” “a change in effective control of the corporation,” or “a change in the ownership of a substantial portion of the assets of the corporation” within the meaning of Section 409A of the Code, then the Award shall still fully vest upon such Change in Control, but shall be payable upon the original schedule contained in the Award.

4.9 Deferrals. The Committee may determine that the delivery of shares of Common Stock or the payment of cash, or a combination thereof, upon the exercise or settlement of all or a portion of any Award (other than Awards of Incentive Stock Options, Nonqualified Stock Options and SARs) made hereunder shall be deferred, or the Committee may, in its sole discretion, approve deferral elections made by holders of Awards. Deferrals shall be for such periods and upon such terms as the Committee may determine in its sole discretion, subject to the requirements of Section 409A of the Code.

4.10 No Right of Participation, Employment or Service. Unless otherwise set forth in an employment agreement, no person shall have any right to participate in this Plan. Neither this Plan nor any Award made hereunder shall confer upon any person any right to continued employment by or service with the Company, any Subsidiary or any affiliate of the Company or affect in any manner the right of the Company, any Subsidiary or any affiliate of the Company to terminate the employment or service of any person at any time without liability hereunder.

4.11 Designation of Beneficiary. To the extent permitted by the Committee, a participant may, by completing and returning the appropriate form provided by the Company or its stock plan administrator, name a beneficiary or beneficiaries to receive any payment to which such participant may become entitled under this Plan in the event of his or her death. To the extent permitted by the Committee, a participant may change his or her beneficiary or beneficiaries from time to time by submitting a new form in accordance with the procedures established by the Company and/or its stock plan administrator. If a participant does not or is not permitted to designate a beneficiary, or if no designated beneficiary is living on the date any amount becomes payable under this Plan, such payment will be made to the legal representatives of his or her estate, which will be deemed to be his or her designated beneficiary under this Agreement.

4.12 Recovery Policy. Notwithstanding any other provisions in the Plan, any Award which is subject to a recovery policy under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any recovery policy adopted by the Company, including a policy adopted by the Company in response to any such law, government regulation or stock exchange listing requirement). To the extent any such recovery policy requires the repayment of incentive-based compensation received by a Participant, whether paid pursuant to an Award granted under this Plan or any other plan of incentive-based compensation maintained in the past or adopted in the future by the Company, by accepting an Award under this Plan, the Participant agrees to the repayment of such amounts to the extent required by such policy and applicable law.

4.13 Section 409A. (a) The Plan and Awards granted under the Plan are intended to be exempt from the requirements of Section 409A of the Code to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treasury Regulation 1.409A-1(b)(4), the exclusion applicable to stock options, stock appreciation rights and certain other equity-based compensation under Treasury Regulation 1.409A-1(b)(5), or otherwise. To the extent Section 409A of the Code is applicable to the Plan or any Award granted under the Plan, it is intended that the Plan and any Awards granted under the Plan comply with the requirements of Section 409A of the Code. Notwithstanding any other provision of the Plan or any Award granted under the Plan to the contrary, the Plan and any Award granted under the Plan shall be interpreted, operated and administered in a manner consistent with such intentions.

(b) Notwithstanding any other provision of the Plan to the contrary, the Board, to the extent it deems necessary or advisable in its sole discretion, reserves the right, but shall not be required, to unilaterally amend or modify the Plan pursuant to Section 4.2 and any Award granted under the Plan so that the Award qualifies for exemption from or complies with Section 409A of the Code; provided, however, that the Committee makes no representations that Awards granted under the Plan shall be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to Awards granted under the Plan.

(c) To the extent any payment under this Plan is considered deferred compensation subject to the restrictions contained in Section 409A of the Code, and to the extent necessary to avoid the imposition of taxes under Section 409A of the Code, such payment may not be made to a specified employee (as determined in accordance with a uniform policy adopted by the Company with respect to all arrangements subject to Section 409A of the Code) upon separation from service (within the meaning of Section 409A of the Code) before the date that is six months after the specified employee’s separation from service (or, if earlier, the specified employee’s death). Any payment that would otherwise be made during this period of delay shall be accumulated and paid on the sixth month plus one day following the specified employee’s separation from service (or, if earlier, as soon as administratively practicable after the specified employee’s death).

4.14 Governing Law. This Plan, each Award hereunder and the related Agreement, and all determinations made and actions taken pursuant thereto, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to principles of conflicts of laws.

4.15 Non-U.S. Employees. Without amending this Plan, the Committee may grant Awards to eligible persons who are non-U.S. nationals on such terms and conditions different from those specified in this Plan as may in the judgment of the Committee be necessary or desirable to foster and promote achievement of the purposes of this Plan and, in furtherance of such purposes the Committee may make such modifications, amendments, procedures, subplans and the like as may be necessary or advisable to comply with provisions of laws in other countries or jurisdictions in which the Company or its Subsidiaries operates or has employees.

4.16 Data Protection. By participating in the Plan, a Participant consents to the collection, processing, transmission and storage by the Company in any form whatsoever, of any data of a professional or personal nature which is necessary for the purposes of introducing and administering the Plan. The Company may share such information with any Subsidiary, the trustee of any employee benefit trust, its registrars, trustees, brokers, other third-party administrator or any Person who obtains control of the Company or acquires the Company or a Subsidiary which employs the Participant.